Exhibit 10.5

Summary English Translation of Investment Agreement dated August 2, 2010

Parties to the Agreement

•	Shanghai ZiZhu Science-based Industrial Park Development Co., Ltd. (“ZiZhu Development”)

•	BCD (Shanghai) Semiconductor Manufacturing Limited (“BCD Shanghai”)

•	BCD Shanghai Micro-Electronics Limited (“BCD Shanghai ME”)

Project

•	The production, research and development of wafer manufacturing facilities and relevant operations by BCD Shanghai ME in Shanghai ZiZhu Science-based Industrial Park (the “Park”)

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ZiZhu Development’s obligations under previous agreements between ZiZhu Development and BCD Shanghai (the “Previous Agreements”) are replaced with its obligations hereunder; BCD Shanghai’s obligations under the Previous Agreements are replaced with BCD Shanghai ME’s obligations hereunder, and will be performed by BCD Shanghai ME.

Conditions Precedent

All the preferential policies and support to be given by ZiZhu Development are conditional upon the following:

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The wafer fabs and testing and packaging facilities to be built by BCD Shanghai ME must be registered with the Administration of Industry and Commerce and Tax Bureau within the Park, with a continuous operation period of 10 or more years;

•	The total investment shall match BCD Shanghai ME’s commitment to set its registered capital at RMB130 million; and

•	The fabs shall commence production in 2012.

Otherwise, BCD Shanghai ME should return all the subsidies and preferential treatments to ZiZhu Development.

Organization Structure

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BCD Shanghai ME is a domestic company established in November 2009 jointly by BCD Shanghai and Shanghai SIM-BCD Semiconductor Manufacturing Co., Ltd. BCD Shanghai ME commits to set its registered capital at RMB130 million.

•	BCD Shanghai has assigned all of its equity interest in BCD Shanghai ME to Shanghai SIM-BCD.

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BCD Shanghai ME’s business scope shall include the production of semiconductor integrated circuit and new electronic components, technological development, technology transfer, technology consulting, technical services, sales of self-produced products and wholesale of electronic products similar to the above, import and export of goods and technologies.

Land

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BCD Shanghai has transferred the land use right of the approved land zoned for industrial use with an area of 69,808.8 square meters (the “Approved Land”) and the premises thereon to BCD Shanghai ME as BCD Shanghai’s equity contribution.

Construction Schedule

BCD Shanghai ME plans to start the construction by the end of 2010, and complete the construction on the Approved Land and commence production in the Fab by the end of 2012. Otherwise, any land that is not developed by the end of 2012 will be repossessed by ZiZhu Development upon its repayment to BCD Shanghai ME of the portion of the land grant premium which had been paid by BCD Shanghai in 2006.

Financing

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ZiZhu Development will assist BCD Shanghai ME in coordinating with the Minhang District Government to obtain financing for BCD Shanghai ME’s construction of its manufacturing facilities from financial syndicates.

Financial Support

Power Facilities Subsidy

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ZiZhu Development agrees to subsidize BCD Shanghai ME’s costs of power cable material and design as well as the costs of laying such power cables that meet the requirements of BCD Shanghai ME’s power demand outside the Approved Land.

High Technology Subsidies:

•	ZiZhu Development shall give BCD Shanghai ME a subsidy equal to 50% of Minhang District’s share of the corporate income tax paid by BCD Shanghai ME to the tax authorities within the Park.

•	ZiZhu Development shall give BCD Shanghai ME a subsidy equal to 50% of Minhang District’s share of the value-added tax paid by BCD Shanghai ME to the tax authorities within the Park.

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ZiZhu Development shall give BCD Shanghai ME a subsidy equal to 50% of Minhang District’s share of the individual income tax paid by BCD Shanghai ME’s foreign employees and 25% of Minhang District’s share of the individual income tax paid by R&D employees and mid-level and senior Chinese managers to the tax authorities within the Park;

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If BCD Shanghai ME enjoys an export tax rebate in connection with its export trade, the sum of such rebate and the high technology subsidies actually obtained by BCD Shanghai ME under this Agreement shall not exceed the subsidies which BCD Shanghai ME is entitled to receive from ZiZhu

Development hereunder. Any excess reward will be returned by BCD Shanghai ME to ZiZhu Development as additional management fee.

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BCD Shanghai shall transfer to BCD Shanghai ME in full the construction fund obtained by BCD Shanghai in accordance with the Supplemental Agreement to General Investment Agreement dated December 6, 2005. Also, BCD Shanghai’s obligation to return the construction fund upon receipt of financial subsidies under the above agreement shall be assumed by BCD Shanghai ME.

Human Resource Services

•	ZiZhu Development shall assist BCD Shanghai ME in establishing long-term collaborative relationships with local universities.

•	ZiZhu Development shall assist BCD Shanghai ME with human resource services and human resource consulting services or provide such services.

Living Services

•	BCD Shanghai ME’s employees shall have the preferential right, upon the same terms, to purchase the apartments in ZiZhu Peninsula within the Park.

•	ZiZhu Development shall assist with enrolling the children of senior management into nearby schools.

Service Mechanism

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ZiZhu Development shall designate a dedicated project manger to assist BCD Shanghai ME in solving any problems that may arise in the project review and approval process and the operations in the future.

Miscellaneous

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The Parties agree that this Agreement shall be governed by and construed in accordance with the laws of the PRC, and that any dispute arising out of, or related to, this Agreement shall be subject to the laws of the PRC.

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The Parties agree to solve any dispute arising out of or related to this Agreement through good-faith discussions. If no agreement can be reached through discussions, the dispute shall be submitted to a court for settlement in the place where this Agreement is executed, which is Minhang District, Shanghai.

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No Party shall disclose any contents of this Agreement without all Parties’ written consent. Any losses incurred by the non-disclosing Parties due to any Party’s disclosure of any contents of this Agreement shall be borne by the disclosing Party.

•	In case of any conflict between this Agreement and any previous written documents entered into between ZiZhu Development and BCD Shanghai, this Agreement shall prevail.

•	ZiZhu Development will not take back any land or property constructed by BCD Shanghai thereon in accordance with the Previous Agreements.